Exhibit 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Pricing of $1.2 Billion Senior Notes due 2032

Houston, Texas – September 13, 2021 – Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE American: CQP) announced today that it has priced its previously announced offering of Senior Notes due 2032 (the “CQP 2032 Notes”). The CQP 2032 Notes will bear interest at a rate of 3.25% per annum and will mature on January 31, 2032. The CQP 2032 Notes are priced at par, and the closing of the offering is expected to occur on September 27, 2021.

Cheniere Partners intends to use the proceeds from the offering (after deducting the initial purchasers’ discounts, estimated fees and expenses), together with cash on hand, to refinance all of Cheniere Partners’ outstanding senior notes due 2026 (the “CQP 2026 Notes”) and a portion of Sabine Pass Liquefaction, LLC’s senior notes due 2022 (the “SPL 2022 Notes”) and to pay fees and expenses in connection with the refinancing. This press release does not constitute an offer to purchase or a solicitation of an offer to sell the CQP 2026 Notes or SPL 2022 Notes. The CQP 2032 Notes will rank pari passu in right of payment with the existing senior notes at CQP, including the CQP 2026 Notes, the senior notes due 2029 and the senior notes due 2031.

The offer of the CQP 2032 Notes has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the CQP 2032 Notes may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners’ business strategy, plans and objectives, including the use of proceeds from the offering. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

Cheniere Partners Contacts

Investors
Randy Bhatia	713-375-5479
Media Relations
Eben Burnham-Snyder	713-375-5764
Jenna Palfrey	713-375-5491